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                                                                   EXHIBIT 3.17


                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 DEFIANCE, INC.

                    Pursuant to Sections 242 and 245 of the
                General Corporation Law of the State of Delaware

     Defiance, Inc. a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. The Corporation was originally incorporated under the name 'Defiance Precision Products, Inc.' and the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was August 19, 1985. The original Certificate of Incorporation was amended on July 28, 1987, July 27, 1989 and on December 15, 1994.

     2. This Amended and Restated Certificate of Incorporation, having been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, amends, restates and integrates the provisions of the Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware, as amended.

     3. Accordingly, the Certificate of Incorporation of the Corporation as filed with the Secretary of State of the State of Delaware, as amended, is hereby further amended and restated to read in its entirety as set forth below:



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     FIRST: The name of the Corporation is Defiance, Inc. (hereinafter called the 'Corporation').

     SECOND: The Corporation's registered office in the State of Delaware is at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 1000 shares of Common Stock, par value $.01 per share.

     FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders.

     (a) The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws.

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     (b) The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.

     (c) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

     (d) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that the By-Laws or this Certificate of Incorporation otherwise provide.

     (e) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good fitfh or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

     SIXTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all right herein conferred upon stockholders or directors are granted subject to this reservation.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, having been duly adopted by the Board of Directors and the stockholders of the Corporation, has been executed this 24th day of February, 1999.

                                  Defiance, Inc.




                              By: MICHAEL R. HERMAN
                                  ---------------------------------------------
                                  Michael R. Herman
                                  Vice President, General Counsel and Secretary